INVESTOR UPDATE FOR VISIUM TECHNOLOGIES, INC.

FAIRFAX, VA April 15, 2021 (ACCESSWIRE) –Visium Technologies, Inc. (“Visium” or the “Company”) (OTCPINK: VISM), a provider of real-time cybersecurity, context-focused analysis and predictive visualization technologies today released an Investor Update Letter from the Company:

Dear Investors,

As an update on the Company’s current activities, Visium's management is providing all existing and potential investors the latest information on developments with the company.  Please be advised – this letter is not a substitute for reviewing our press releases and SEC filings. Some of this update is opinion – so be sure to note the forward-looking statements disclosure at the end.  We want to simplify the complexity and put our latest news items in context and keep you updated on our activities and events that may not rise to the level of a press release or SEC filing. If you have additional questions, you can reach us at IR@visiumtechnologies.com.

We continue to work diligently to become a world-class cybersecurity and digital risk management company, with a focus on overlaying context to cybersecurity and business critical data-sets, with intuitive visualizations. Internet of Things, (“IoT”), threat identification, and big-data analytics.  We have :

1)  Deployed our new web site and digital presence:  www.visiumtechnologies.com, which now better reflects the Company’s capabilities

2)  Enhanced CyGraph to enable real-time streaming data ingestion and analysis, including native ingestion of Nessus, NetFlow and Splunk® data

3)  Entered into technology partnerships and integration agreements with several technology partners, and undertaken development and integration of CyGraph into those technologies

4)  Begun development efforts to enable enhanced customer/user experience by automating the onboarding process and improving the user interface (UI) visualization capabilities

Our efforts to partner with technology companies are driven by two factors:

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First, CyGraphTM is a phenomenal technology that complement and significantly enhances the capabilities of existing cyber tools and technologies by providing the missing element, TrueContextTM. The companies that we are partnering with will be able to offer CyGraph’s analytics and visualization capabilities as a boost to their customer’s current cyber and data analytics capabilities; And

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Secondly, these partnerships will increase the market awareness of CyGraph and highlight the proprietary upgrades that Visium has developed. These technology partnerships represent a channel for sales that should begin to produce results for Visium in the near future.

As mentioned, the additional key focus of our development efforts has been on improving the customer experience and building automation into the CyGraph platform. This will be a key to enabling our growth and success at scale.

During the age of COVID some of these efforts have taken longer than anticipated, but this cycle of development activity is well underway and will position the Company for significant growth.

In addition to our business and product development activities, we have filed a lawsuit in the United States Bankruptcy Court against the parties who filed the involuntary bankruptcy petition against us in December 2020. The Court found in the involuntary bankruptcy case that the action against the Company was brought in bad faith and allowed us to bring this action against the original plaintiffs. We are seeking damages for attorneys’ fees and costs, as well as compensatory and punitive damages. This case will play out over the coming months.

Also, we recently filed an S-3 registration statement with the Securities & Exchange Commission. This registration is commonly referred to as a shelf registration, as it allows us to raise money from accredited investors at any time over a three-year period. Having this shelf registration will allow us to raise capital on an as-needed basis at the most favorable terms possible.

The future of Visium is clear and bright, as the data modeling, analysis and visualization market is open to a solution such as CyGraph to fill context gap.  We have an incredibly talented team that we continue to augment with seasoned professionals. Our latest additions to the team are focused on sales and marketing. That is our priority now that the cycle of product development on our latest software release is concluding. We are building a great company and remain committed to pursuing initiatives that maximize value for all Visium stakeholders. We will continue to update our investors with our progress in the coming weeks.

I sincerely appreciate your continued support and confidence in our efforts.

Best,

Mark Lucky
CEO, Visium Technologies, Inc.

About Visium Technologies, Inc.
Visium Technologies, Inc. (OTC PINK:VISM) is a Florida corporation based in Fairfax, Virginia, focused on global cybersecurity clarity, machine learning, advancing technology and automating services to support enterprises in protecting their most valuable assets - their data, business applications, and IoT on their networks and in the cloud.

For more information, please visit www.visiumtechnologies.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management's current views with respect to future events and performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Contact:
Visium Technologies, Inc.
Corporate: Mark Lucky, Chief Executive Officer
IR@visiumtechnologies.com

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Corporate Office:
4094 Majestic Lane Suite 360
Fairfax, VA 22033
Phone: 703-273-0383

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